Marvin Traub Associates, Inc.
                       c/o Financo, Inc.
                535 Madison Avenue - 3rd Floor
                   New York, New York 10022

September 11, 1996

Mothers Work, Inc.
456 North 5th Street
Philadelphia, PA 19123

Re: Consulting Agreement

Gentlemen:

     This letter confirms the mutual understanding and agreement between Mothers Work, Inc. (the "Company") and Marvin Traub Associates, Inc. ("MTA") with respect to the Company's engagement of MTA to provide consulting and advisory services upon the terms and conditions specified herein.

     1. Engagement. The Company hereby retains MTA to perform, and MTA hereby agrees to perform, consulting and advisory services for the Company during the Term (as hereinafter defined) in connection with the growth and strategic development of the Maternity and Episode businesses. MTA will consult with and advise the management on merchandising, marketing and positioning of the various brands in the Company including the new Daniel and Rebecca labels, on the Company's efforts to increase its presence in leased departments in department stores, and on analysis of entry into European and other foreign markets, as well as such other projects as MTA and the Company shall mutually agree.

     Such consulting and advisory services shall be performed at such times and at such locations as shall be mutually satisfactory to MTA and the Company. MTA is being engaged as an independent contractor and will not be an agent of the Company, and, except as provided in Paragraph 5 hereof, the directors, officers and employees of MTA shall act solely on behalf of MTA and shall not be directors, officers, employees or agents of the Company.

     The services to be performed by MTA hereunder shall be performed by Marvin S. Traub.

     2. Cash Compensation and Expenses. The Company shall pay to MTA
$200,000 per annum for its services during the Term payable in twelve (12) equal monthly installments of $16,666.66. The Company will not withhold any wage or employment taxes in

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Mothers Work, Inc.
Page 2
September 11, 1996

respect of such compensation, but will issue MTA information reports relating thereto, as required by applicable law and regulations.

     MTA also will be reimbursed by the Company for all reasonable business and travel expenses incurred or paid by MTA during the Term in the course of MTA's performance of services for the Company hereunder, promptly following submission of customary documentation therefor. MTA will obtain the Company's prior approval for any such expenses in excess of $1,000 individually or $5,000 in aggregate in any month.

     3. Stock Options. As further consideration for MTA's services hereunder during the initial Term, the Company shall grant to MTA on October 1, 1996 options to acquire 16,667 shares of common stock of the Company (the "Initial Options"). If the Term is extended, on each subsequent October 1st during the Term, the Company shall grant to MTA options to acquire 16,666 additional shares of common stock of the Company (the "Subsequent Options"). All such options shall be granted at a per share exercise price equal to the closing price of the shares as reported on the stock exchange or market on which the shares are primarily traded on the day prior to the issuance of the options. The Subsequent Options shall vest, and become exercisable, in eleven monthly installments of 1,389 shares and a twelfth monthly installment of 1,387 shares following the date of grant unless the Term shall have been terminated for any reason other than the death or disability of Marvin S. Traub. Unvested Subsequent Options shall fully vest and become exercisable on the death or disability of Marvin S. Traub. The Initial Options and all vested Subsequent Options shall be exercisable at any time or from time to time from the date of grant until one
(1) year after Marvin S. Traub ceases to be a director of the Company.

     4. Term. The term of MTA's consultancy hereunder shall commence on October 1, 1996 and shall continue for an initial term of one year through September 30, 1997. Notwithstanding the foregoing, the Term shall terminate on the death or total disability of Marvin S. Traub. The parties shall agree on or before June 30, 1997 whether or not to extend the Term.

     5. Directorship. Marvin S. Traub agrees, if elected, to serve as a member of the board of directors of the Company. On the termination of this Agreement, Marvin S. Traub shall resign as a director of the Company, unless otherwise agreed between Marvin S. Traub and the Company.

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Mothers Work, Inc.
Page 3
September 11, 1996


     6. Registration of Option Shares. The Company will use its best efforts to register on Form S-8 under the Securities Act of 1933 the issuance of the shares issuable upon exercise of the Initial Options and, if applicable, the Subsequent Options.


     7. Confidential Information. During the Term, MTA shall, and shall cause its directors, officers and employees to, keep secret and retain in strictest confidence, and shall not use for its benefit or the benefit of others, nor permit its directors, officers or employees to use for their benefit or the benefit of others, any and all confidential information relating to the Company disclosed to MTA in the course of its consultancy including, without limitation, trade secrets, customer lists and other secret or confidential aspects of the company's business, and MTA shall not disclose such information, nor permit its directors, officers or employees to disclose such information to anyone outside the Company or any of its affiliates, except in the performance by MTA of its services hereunder or as required by law in connection with any judicial or administrative proceeding or inquiry (provided prior written notice thereof is given by MTA to the Company) or with the Company's prior written consent, unless such information is known generally to the public or the trade through sources other than MTA's (or its directors', officers' or employees') unauthorized disclosure.

     8. Entire Agreement. This agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements and understandings with respect thereof, oral or otherwise.

     9. Amendment. No amendment, modification or waiver of this agreement or any of its provisions shall be binding unless made in writing and signed by both parties hereto, except in the case of a waiver or consent, which shall be signed by the party against which enforcement is sought.

     10. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.


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Mothers Work, Inc.
Page 4
September 11, 1996

     If the foregoing accurately reflects the agreement between us, please confirm your approval and acceptance thereof by signing the enclosed copy of this letter and returning it to the undersigned.

                                          Very truly yours,

                                          MARVIN TRAUB ASSOCIATES, INC.

                                          By: /s/ Marvin S. Traub
                                              ---------------------------
                                          Name: Marvin S. Traub
                                          Title: Chairman

AGREED AND ACCEPTED AS OF
THE DATE WRITTEN ABOVE:

MOTHERS WORK, INC.

By: /s/ Dan W. Matthias
    ----------------------
    Name: Dan W. Matthias
    Title: Chairman